American Century World Mutual Funds, Inc.
AMENDMENT NO. 10 TO
AMENDED AND RESTATED MANAGEMENT AGREEMENT

    THIS AMENDMENT NO. 10 TO AMENDED AND RESTATED MANAGEMENT AGREEMENT (“Amendment”) is effective as of the 1st day of April, 2022, by and between AMERICAN CENTURY WORLD MUTUAL FUNDS, INC., a Maryland corporation (hereinafter called the “Corporation”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (hereinafter called the “Investment Manager”).

    WHEREAS, the Corporation and the Investment Manager are parties to a certain Amended and Restated Management Agreement effective as of August 1, 2011, and amended effective July 26, 2013, March 19, 2015, April 10, 2017, July 31, 2017, April 1, 2018, August 1, 2018, March 22, 2019, November 22, 2020 and August 1, 2020 (the “Agreement”) and

WHEREAS, the parties hereto desire to enter into this Amendment to reflect the addition of a duly established new G Class for the series of shares titled International Growth and International Value.

    NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

    1.    Amendment of Schedule A. Schedule A to the Agreement is hereby amended by deleting it in its entirety and replacing it with the Schedule A attached hereto.

    2.    Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the effectiveness of those provisions of the Agreement.
3.Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

4.IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

American Century Investment Management, Inc.	American Century World Mutual Funds, Inc.
/s/ Victor Zhang	/s/ Patrick Bannigan
Victor Zhang President	Patrick Bannigan President

J:\LG\ACWMF\Management Agreements\ACWMF Mgmt Agt Amendment No. 10 to Aug 2011 April 2022.docx

American Century World Mutual Funds, Inc.
Schedule A
Fee Schedules

Series	Investment Strategy Assets	Fee Schedule by Class
		Investor	I	A	C	G	R	R6	R5	Y
International Growth Fund	First $1 billion	1.500%	1.300%	1.500%	1.500%	1.150%	1.500%	1.150%	1.300%	1.150%
	Next $1 billion	1.200%	1.000%	1.200%	1.200%	0.850%	1.200%	0.850%	1.000%	0.850%
	Next $2 billion	1.100%	0.900%	1.100%	1.100%	0.750%	1.100%	0.750%	0.900%	0.750%
	Over $4 billion	1.050%	0.850%	1.050%	1.050%	0.700%	1.050%	0.700%	0.850%	0.700%
International Opportunities Fund	First $1 billion	1.550%	1.350%	1.550%	1.550%	n/a	1.550%	n/a	n/a	n/a
	Over $1 billion	1.200%	1.000%	1.200%	1.200%	n/a	1.200%	n/a	n/a	n/a
Focused Global Growth Fund	First $1 billion	1.300%	1.100%	1.300%	1.300%	n/a	1.300%	0.950%	1.100%	0.950%
	Next $1 billion	1.150%	0.950%	1.150%	1.150%	n/a	1.150%	0.800%	0.950%	0.800%
	Over $2 billion	1.050%	0.850%	1.050%	1.050%	n/a	1.050%	0.700%	0.850%	0.700%

Series	Fee Schedule by Class
	Investor	I	A	C	G	R	R6
International Value Fund	1.100%	0.900%	1.100%	1.100%	0.750%	1.100%	0.750%
NT International Value Fund	1.100%	n/a	n/a	n/a	0.750%	n/a	n/a

Series	Investment Strategy Assets	Fee Schedule by Class
		Investor	G
NT International Growth Fund	First $1 billion	n/a	1.150%
	Next $1 billion	n/a	0.850%
	Next $2 billion	n/a	0.750%
	Over $4 billion	n/a	0.700%

    A-1